Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

CONTACT:

Paul E. Freiman, President & CEO

Neurobiological Technologies, Inc.

(510) 262-1730

Roger Pondel/Rob Whetstone

PondelWilkinson Inc.

(310) 279-5980

NEUROBIOLOGICAL TECHNOLOGIES ACQUIRES EMPIRE

PHARMACEUTICALS, FURTHER EXPANDING PIPELINE WITH

LATE-STAGE STROKE COMPOUND VIPRINEX™

— Unique Viper Venom-Derived Viprinex™ (Ancrod) Demonstrated Promising Results in Phase III Clinical Studies in Stroke; Treatment Evaluated in More Than 2,000 Patients to Date —

Conference Call Scheduled for 11:00 a.m. EDT Today; Dial-in Number is 1-800-289-0485;

Simultaneous Webcast at www.ntii.com with Moderator Activated Slide Presentation

Richmond, California — July 15, 2004 — Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII) today announced that it has acquired Empire Pharmaceuticals, Inc., a privately held company, in a stock and cash transaction valued at up to approximately $22.8 million. As part of the transaction, NTI has acquired the exclusive worldwide rights to Viprinex™ (ancrod), a late-stage perfusion therapy for use in the treatment of acute ischemic stroke, which affects more than 600,000 patients in the U.S. annually. Under the terms of the agreement, NTI has initially issued 2,399,168 shares of common stock and paid $2 million to Empire shareholders. If pivotal Phase III trials for Viprinex™ are commenced as currently planned, NTI will issue an additional 2,375,176 shares and pay an additional $2 million.

“We are delighted with the opportunity to obtain such a promising late-stage product as Viprinex™, along with the team at Empire that has been developing the compound, and believe this product may represent a significant and much needed advancement in the field of stroke treatment,” said Paul Freiman, president and chief executive officer of NTI. “Last March, we raised $19.4 million to expand our pipeline with later-stage products that have ripe strategic options. We are pleased to have made what we believe to be an important step in meeting that objective and gaining an opportunity to become an important player in the stroke market. Viprinex™, combined with our XERECEPT™ Phase III program for peritumoral brain edema, coupled with studies of Namenda™ for neuropathic pain, bolsters our line of potential product candidates and underscores our commitment to building shareholder value.”

“We believe that the combination of NTI and Empire is a great match that will provide a perfect home for Viprinex™,” said Stephen J. Petti, president and chief executive officer of Empire Pharmaceuticals.

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“NTI’s impressive management, commercial and clinical development expertise should enable us to advance the Viprinex™ program to approval and commercialization for the benefit of stroke victims and their families. I am confident that we will create a formidable partnership primed for growth, success and treating patients in need.” As part of the agreement, Petti will join NTI as its vice president of product development.

Merriman Curhan Ford & Co. acted as financial advisors to NTI in this transaction.

About Stroke

According to the American Stroke Association, every 45 seconds someone in the U.S. suffers a stroke and every three minutes someone dies of one. It is the nation’s third leading cause of death after diseases of the heart and all forms of cancer and is the leading cause of serious, long-term disability.

A stroke occurs when a blood vessel that carries oxygen and nutrients to the brain is either blocked (ischemic) by a clot or ruptures (hemorrhagic). When the tissues are deprived of needed blood they begin to die, affecting various parts of the body and causing paralysis, speech, vision and other problems. It is estimated that less than ten percent of stroke patients are suitable for current therapies and less than five percent actually receive treatment. The estimated direct and indirect costs of stroke in the U.S. in 2004 are estimated to be $53.6 billion.

About Viprinex™

Viprinex™ has been studied in more than 2,000 patients in various clinical studies in the U.S. and Europe and has the potential to double the available treatment window following the onset of stroke symptoms. Currently, the only available therapy for stroke must be administered within the initial three hours, significantly limiting the number of patients that may be treated.

One of the primary goals for the treatment of acute ischemic stroke is improving blood flow through a blocked vessel so that the flow of oxygen and nutrient supply to brain tissue is not interrupted or compromised. Brain tissue starved of oxygen can cause loss of neurological function such as speech and mobility. Fibrinogen, a protein involved in blood clotting, has been known to contribute to high blood viscosity, which in turn may impede blood flow to critical regions of the brain. Thus, an agent that reduces fibrinogen levels may significantly impact stroke treatment.

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Derived from the venom of the Malayan pit viper, Viprinex™ is a thrombin-like enzyme that is highly specific to fibrinogen. When administered systemically, Viprinex™ has been shown to rapidly deplete plasma fibrinogen (it is a defibrinogenating agent). The effects are anticoagulation, improved blood viscosity and a secondary fibrinolytic or clot lysing action. Combined, these effects constitute a perfusion strategy that appears to restore and enhance oxygen flow to the affected area of the brain. Studies have shown that in patients receiving Viprinex™ within six hours of stroke onset, blood viscosity is progressively reduced by 20-30% from pretreatment levels, resulting in an improvement in blood flow and microcirculation. After stopping treatment with Viprinex™, viscosity levels have been shown to return to pretreatment levels very slowly, within about 10 days.

A randomized, double-blind, placebo-controlled U.S. Phase III clinical study was completed in 1998 to evaluate the safety and efficacy of Viprinex™ given within three hours after the onset of acute, ischemic stroke in 500 patients. In this study, Viprinex™ was shown to be effective in preserving neurological function in this patient population. A separate randomized, double-blind, placebo-controlled Phase III study was completed in Europe in 2000, enrolling patients within six hours of onset of acute ischemic stroke. The trial was stopped after a planned interim analysis indicated lack of efficacy and increased incidence of intracranial hemorrhage. The higher dosing levels in the European trial and the use of protocol criteria that permitted entry of patients at higher risk of hemorrhage are thought to have contributed to the trial’s failure. A retrospective review of the relative strength of the positive U.S. findings versus the European findings has suggested the need for a revised Viprinex™ dosing strategy, which will be one objective of further Phase III study.

Empire acquired the exclusive worldwide rights to Viprinex™ in a royalty-bearing license from Abbott Laboratories in March 2002. The prior development work on Viprinex™ was conducted by Knoll AG, prior to its acquisition by Abbott in 2001.

Conference Call Information

A conference call to discuss the Empire Pharmaceuticals acquisition and Viprinex™ has been scheduled for 11:00 a.m. EDT today. To participate, please call (800) 289-0485. The call will be webcast at www.ntii.com and a moderator-activated slide presentation during the call may be viewed at the same location. A replay will be available to interested parties by calling (888) 203-1112, access code 121273.

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About Neurobiological Technologies, Inc.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early-and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. The company’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks relating to: the company’s ability to successfully develop and meet regulatory requirements for its product candidates, including Viprinex™; design, recruit patients for and complete clinical trials; outsourcing and manufacturing of supplies for clinical trials; intellectual property; the acquisition of companies and new technologies and other risks detailed from time to time in Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent management’s judgment as of the date of the release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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